UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 20, 2008

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-641-8580

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On June 20, 2008, Ferro Corporation announced that it would discontinue manufacturing of ceramic tile frits and color products at its manufacturing facility in Americana, Brazil, by the end of June 2008. In the future, color products required by customers in Brazil will be supplied by production from other Ferro locations. Each affected employee was notified on or before June 18, 2008. As a result of the actions, the Company expects to eliminate approximately 73 employee positions and to record pre-tax charges of approximately $1.4 million in the quarter ended June 30, 2008. The charge includes approximately $0.9 million in severance costs and approximately $0.5 million in asset impairment costs. The charge is expected to reduce diluted earnings per share for the quarter ending June 30, 2008, by approximately 2 cents. Annual savings resulting from these actions are expected to be approximately $2.0 million to $2.5 million.

In addition, the Company announced that it would take additional actions in its Inorganic Specialties business as a part of its continuing initiatives to reduce expenses. As a result of these actions, the Company expects to reduce employment by approximately 13 positions, primarily in Europe and Asia. Each of the affected employees was notified on or before June 20, 2008. As a result of these actions, the Company expects to record a pre-tax charge of approximately $2.2 million related to severance costs in the quarter ended June 30, 2008. This charge is expected to reduce diluted earnings per share in the quarter ending June 30, 2008, by approximately 3 cents. Annual savings resulting from these actions are expected to be approximately $1.4 million per year.

A copy of the press release announcing the actions is attached, hereto, as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1: Press release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

June 20, 2008	By:	Sallie B. Bailey

Name: Sallie B. Bailey
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release